Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Waitr Holdings Inc. (the “Company”) of our reports dated March 11, 2022, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for leases) and the effectiveness of internal control over financial reporting of the Company as of December 31, 2021, which reports appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Moss Adams LLP

Denver, Colorado

March 14, 2022